EXHIBIT 4



              RESOLUTION FOR RIGHTS PLAN EXTENSION ADOPTED BY THE
                    BOARD OF DIRECTORS ON DECEMBER 15, 1995



RESOLVED, that pursuant  to  the  last  sentence  of  Section  26  of the Rights
     Agreement dated December 16, 1985 (the "Rights Agreement"), between Tesoro Petroleum Corporation and InterFirst Bank of Fort Worth, N.A. (now, by substitution, Chemical Bank), the Board of Directors, in the name and on behalf of the Company, hereby elects to change the Expiration Date, as defined in the Rights Agreement, to be the close of business on July 24, 1996.